Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, February 5, 2025 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2025 first quarter ended December 31, 2024.

Revenue for the first quarter totaled $632.4 million, a 2% decrease compared to $643.2 million in the prior year quarter.

Net income totaled $70.9 million, or $1.49 per share, compared to $42.2 million, or $0.82 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted net income was $65.9 million, or $1.39 per share, in the current year quarter compared to $55.3 million, or $1.07 per share, in the prior year quarter. For a reconciliation of net income to adjusted net income, and earnings per share to adjusted earnings per share, see the attached table.
Adjusted EBITDA for the first quarter was $131.2 million, a 13% increase from the prior year quarter of $116.4 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $14.0 million in the current quarter and $13.9 million in the prior year quarter, totaled $145.2 million, increasing 11% from the prior year of $130.3 million. For a reconciliation of adjusted EBITDA, a non-GAAP measure, to income before taxes, and the definition of adjusted EBITDA, see the attached table.

“Fiscal 2025 is off to a strong start, with our first quarter results highlighted by free cash flow of $143 million, continued solid operating performance at Home and Building Products ("HBP"), and improved profitability from our global sourcing expansion initiative at Consumer and Professional Products (“CPP”),” said Ronald J. Kramer, Chairman and Chief Executive Officer. “We are pleased with our performance and are on track to meet our financial targets for the year.”

Segment Operating Results

Home and Building Products ("HBP")

HBP's first quarter revenue of $395.4 million remained consistent with the prior year quarter reflecting increased residential volume, offset by reduced commercial volume.

Adjusted EBITDA of $127.0 million increased 2% from $124.7 million in the prior year quarter. The variance to the prior year resulted from reduced material costs, partially offset by increased labor and distribution costs.

Consumer and Professional Products ("CPP")

CPP's first quarter revenue of $237.0 million decreased 4% compared to the prior year quarter, primarily driven by decreased volume of 8% due to reduced consumer demand in North America and the United Kingdom, partially offset by organic growth in Australia. The Pope acquisition contributed 4%.

Adjusted EBITDA of $18.2 million increased by $12.7 million from $5.5 million in the prior year quarter, primarily due to the benefits from the global sourcing expansion initiative and increased revenue in Australia as noted above.

Taxes
The Company reported pretax income from operations for the quarters ended December 31, 2024 and December 31, 2023, and recognized effective tax rates of 27.3% and 29.9%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2024 and 2023 were 27.7% and 27.9%, respectively.

Balance Sheet and Capital Expenditures
As of December 31, 2024, the Company had cash and equivalents of $152.0 million and total debt outstanding of $1.48 billion, resulting in net debt of $1.32 billion. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.4x net debt to EBITDA compared to 2.5x at December 31, 2023 and 2.6x at September 30, 2024. Free cash flow of $142.7 million for the three month period ended December 31, 2024 reflects the Company's strong operating results through the first quarter of 2025. At December 31, 2024, borrowing availability under the revolving credit facility was $427.5 million, subject to certain loan covenants. During the quarter the Company sold real estate as a result of the CPP sourcing expansion initiative, realizing $17.2 million in proceeds. This offset capital expenditures of $17.5 million, resulting in net capital expenditures of $0.2 million for the quarter ended December 31, 2024. For a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, and the definition of free cash flow, see the attached table.

Share Repurchases

Share repurchases during the quarter ended December 31, 2024 totaled 0.6 million for a total of $42.3 million, or an average of $69.40 per share. Since April 2023 and through December 31, 2024, the Company purchased 9.5 million shares of common stock or 16.7% of the outstanding shares, for a total of $467.6 million or an average of $49.09 per share. As of December 31, 2024, $390.3 million remained under the Board authorized share repurchase program.

Conference Call Information

The Company will hold a conference call today, February 5, 2025, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13751075. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, February 5, 2025 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13751075. The replay will be available through Wednesday, February 19, 2025 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements,” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics, such as COVID-19, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following tables provide operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2024	2023

Home and Building Products	$395,401	$395,791
Consumer and Professional Products	236,970	247,362
Total revenue	$632,371	$643,153

	For the Three Months Ended December 31,
(in thousands)	2024	2023
ADJUSTED EBITDA

Home and Building Products	$127,042	$124,719
Consumer and Professional Products	18,192	5,539
Segment adjusted EBITDA	145,234	130,258
Unallocated amounts, excluding depreciation*	(14,042)	(13,907)
Adjusted EBITDA	131,192	116,351
Net interest expense	(24,481)	(24,875)
Depreciation and amortization	(15,614)	(14,823)
Restructuring charges	—	(12,400)
Gain on sale of real estate	7,974	547
Strategic review - retention and other	(1,651)	(4,658)
Income before taxes	$97,420	$60,142
* Primarily Corporate Overhead

(in thousands)	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2024	2023
Segment:
Home and Building Products	$4,275	$3,633
Consumer and Professional Products	11,218	11,057
Total segment depreciation and amortization	15,493	14,690
Corporate	121	133
Total consolidated depreciation and amortization	$15,614	$14,823

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the Three Months Ended December 31,
(in thousands)	2024	2023
Net provided by operating activities	$142,922	$146,058
Acquisition of property, plant and equipment	(17,456)	(14,330)
Proceeds from the sale of property, plant and equipment	17,220	787
FCF	$142,686	$132,515

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Cash and equivalents	$151,952	$114,438	$110,546
Notes payable and current portion of long-term debt	$8,143	$8,155	$9,274
Long-term debt, net of current maturities	1,466,889	1,515,897	1,430,235
Debt discount/premium and issuance costs	14,604	15,633	19,227
Total gross debt	1,489,636	1,539,685	1,458,736
Debt, net of cash and equivalents	$1,337,684	$1,425,247	$1,348,190

TTM Adjusted EBITDA (1)	$528,442	$513,602	$513,123
TTM Stock and ESOP-based compensation	25,799	26,838	25,293
TTM Adjusted EBITDA	$554,241	$540,440	$538,416

Leverage ratio	2.4x	2.6x	2.5x

1. Griffon defines Adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three months ended December 31, 2024, and 2023:

(in thousands)	For the Three Months Ended December 31,
	2024	2023
Gross profit, as reported	264,276	$236,641
% of revenue	41.8%	36.8%
Adjusting items:
Restructuring charges(1)	—	11,646
Gross profit, as adjusted	$264,276	$248,287
% of revenue	41.8%	38.6%
(1) For the quarter ended December 31, 2023, restructuring charges relate to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended December 31,
	2024	2023
Selling, general and administrative expenses, as reported	$152,181	$152,803
% of revenue	24.1%	23.8%
Adjusting items:
Restructuring charges(1)	—	(754)
Strategic review - retention and other	(1,651)	(4,658)
Selling, general and administrative expenses, as adjusted	$150,530	$147,391
% of revenue	23.8%	22.9%

(1) For the quarter ended December 31, 2023, restructuring charges relate to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2024	2023
Revenue	$632,371	$643,153
Cost of goods and services	368,095	406,512
Gross profit	264,276	236,641

Selling, general and administrative expenses	152,181	152,803
Income from operations	112,095	83,838

Other income (expense)
Interest expense	(24,887)	(25,299)
Interest income	406	424
Gain on sale of real estate	7,974	547
Other, net	1,832	632
Total other expense, net	(14,675)	(23,696)

Income before taxes	97,420	60,142
Provision for income taxes	26,569	17,965
Net income	$70,851	$42,177

Basic earnings per common share	$1.56	$0.86

Basic weighted-average shares outstanding	45,538	48,784

Diluted earnings per common share	$1.49	$0.82

Diluted weighted-average shares outstanding	47,541	51,467

Dividends paid per common share	$0.18	$0.15

Net income	$70,851	$42,177
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(20,018)	10,238
Pension and other post retirement plans	55	532
Change in cash flow hedges	2,264	(295)
Total other comprehensive income (loss), net of taxes	(17,699)	10,475
Comprehensive income, net	$53,152	$52,652
 The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2024	September 30, 2024
CURRENT ASSETS
Cash and equivalents	$151,952	$114,438
Accounts receivable, net of allowances of $11,766 and $10,986	268,951	312,765
Inventories	418,164	425,489
Prepaid and other current assets	49,850	61,604
Assets held for sale	5,559	14,532
Assets of discontinued operations	650	648
Total Current Assets	895,126	929,476
PROPERTY, PLANT AND EQUIPMENT, net	287,755	288,297
OPERATING LEASE RIGHT-OF-USE ASSETS	169,984	171,211
GOODWILL	329,393	329,393
INTANGIBLE ASSETS, net	609,232	618,782
OTHER ASSETS	30,231	30,378
ASSETS OF DISCONTINUED OPERATIONS	3,431	3,417
Total Assets	$2,325,152	$2,370,954

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,143	$8,155
Accounts payable	142,702	119,354
Accrued liabilities	166,890	181,918
Current portion of operating lease liabilities	33,928	35,065
Liabilities of discontinued operations	4,368	4,498
Total Current Liabilities	356,031	348,990
LONG-TERM DEBT, net	1,466,889	1,515,897
LONG-TERM OPERATING LEASE LIABILITIES	147,463	147,369
OTHER LIABILITIES	123,757	130,540
LIABILITIES OF DISCONTINUED OPERATIONS	3,236	3,270
Total Liabilities	2,097,376	2,146,066
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	227,776	224,888
Total Liabilities and Shareholders’ Equity	$2,325,152	$2,370,954

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,851	$42,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,614	14,823
Stock-based compensation	5,378	6,417
Asset impairment charges - restructuring	—	8,482
Provision for losses on accounts receivable	1,182	562
Amortization of debt discounts and issuance costs	1,029	1,056
Loss (gain) on sale of assets and investments	168	(3)
Gain on sale of real estate	(7,974)	(547)
Change in assets and liabilities:
Decrease in accounts receivable	35,445	14,491
(Increase) decrease in inventories	(393)	24,623
Increase in prepaid and other assets	(5,066)	(3,631)
Increase in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	26,423	36,491
Other changes, net	265	1,117
Net cash provided by operating activities	142,922	146,058
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,456)	(14,330)
Proceeds from the sale of property, plant and equipment	17,220	787
Net cash used in investing activities	(236)	(13,543)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(9,037)	(9,965)
Purchase of shares for treasury	(49,083)	(81,449)
Proceeds from long-term debt	—	31,500
Payments of long-term debt	(50,000)	(63,860)
Financing costs	(42)	(114)
Other, net	41	(59)
Net cash used in financing activities	(108,121)	(123,947)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(180)	(2,926)
Net cash used in discontinued operations	(180)	(2,926)
Effect of exchange rate changes on cash and equivalents	3,129	2,015
NET INCREASE IN CASH AND EQUIVALENTS	37,514	7,657
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	114,438	102,889
CASH AND EQUIVALENTS AT END OF PERIOD	$151,952	$110,546
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$2,064	$2,306

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income to adjusted net income and earnings per common share to adjusted earnings per common share:

	For the Three Months Ended December 31,
	2024	2023
(in thousands, except per share data)	(Unaudited)

Net income	$70,851	$42,177

Adjusting items:
Restructuring charges(1)	—	12,400
Gain on sale of real estate	(7,974)	(547)
Strategic review - retention and other	1,651	4,658
Tax impact of above items(2)	1,595	(4,204)
Discrete and certain other tax (benefits) provisions, net(3)	(250)	783

Adjusted net income	$65,873	$55,267

Earnings per common share	$1.49	$0.82

Adjusting items, net of tax:
Restructuring charges(1)	—	0.18
Gain on sale of real estate	(0.13)	(0.01)
Strategic review - retention and other	0.03	0.07
Discrete and certain other tax (benefits) provisions, net(3)	(0.01)	0.02

Adjusted earnings per common share	$1.39	$1.07

Diluted weighted-average shares outstanding	47,541	51,467
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three months ended December 31, 2023, restructuring charges relate to the CPP global sourcing expansion, of which $11.6 million is included in Cost of goods and services and $0.8 million is included in SG&A in the Company's Condensed Consolidated Statements of Operations.

(2) The tax impact for the above reconciling adjustments from GAAP to non-GAAP net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.